Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	October 20, 2005
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS SALES

AND EARNINGS FOR THIRD QUARTER 2005

ANGLETON, TX, OCTOBER 20, 2005 – Benchmark Electronics, Inc., (NYSE: BHE) a leading contract manufacturing provider, announced sales of $561 million for the quarter ended September 30, 2005, compared to $505 million for the same quarter last year.  Third quarter net income was $20.3 million, or $0.47 per diluted share. In the comparable period last year, net income was $18.0 million, or $0.43 per diluted share.

“Our third quarter results are a clear indication that our strategy is working as we delivered double digit growth in sales and net income,” stated Benchmark’s President and CEO Cary T. Fu.  “Our continued focus and execution on meeting our customers’ needs around the world have provided for strong growth, profitability and increased shareholder value.”

“I would like to thank our teams for their performance during the disruption caused by the Hurricane Rita evacuation that occurred during the last ten days of the third quarter.  Our team’s flexibility and dedication during this historical event in the Angleton/Houston area was nothing short of remarkable.”

Third Quarter 2005 Financial Highlights

•                  Operating margin for the third quarter was 4.4%.

•                  Cash flows provided by operating activities for the third quarter was $45 million.

•                  Return on invested capital of 12.7%.

•                  Cash and short-term investments balance at September 30, 2005 of $321 million.

•                  No debt outstanding.

•                  Accounts receivable decreased by $8 million during the quarter to $302 million; calculated days sales outstanding were 48 days.

•                  Inventories increased by $5 million during the quarter to $318 million; inventory turns were 6.6 times.

Fourth Quarter 2005 Guidance

•                  Revenue in the fourth quarter of 2005 is expected to be between $585 million and $615 million.

•                  Earnings per share for the fourth quarter of 2005 are expected to be $0.49 to $0.54 per diluted share.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements.  Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment.  Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

###

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales	$561,452	$504,750	$1,631,851	$1,477,108
Cost of sales	521,148	466,232	1,515,316	1,363,084

Gross profit	40,304	38,518	116,535	114,024

Selling, general and administrative expenses	15,617	14,553	46,307	45,604

Income from operations	24,687	23,965	70,228	68,420

Other income (expense):
Interest expense	(86)	(392)	(238)	(1,551)
Other	2,062	849	4,688	2,603
Total other income, net	1,976	457	4,450	1,052

Income before income taxes	26,663	24,422	74,678	69,472

Income tax expense	6,356	6,389	18,744	18,688

Net income	$20,307	$18,033	$55,934	$50,784

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	41,824	41,123	41,720	41,042
Incremental common shares attributable to exercise of outstanding dilutive options	946	1,190	1,031	1,345
Denominator for diluted earnings per share	42,770	42,313	42,751	42,387

Earnings per share:
Basic	$0.49	$0.44	$1.34	$1.24
Diluted	$0.47	$0.43	$1.31	$1.20

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

September 30, 2005

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$125,756
Short-term investments	195,480
Accounts receivable, net	302,254
Inventories, net	317,568
Other current assets	36,342

Total current assets	977,400

Property, plant and equipment, net	87,897
Other assets, net	6,487
Goodwill, net	112,990

Total assets	$1,184,774

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$283,115
Other current liabilities	75,070

Total current liabilities	358,185

Other long-term liabilities	9,458

Shareholders’ equity	817,131

Total liabilities and shareholders’ equity	$1,184,774